Exhibit 4.7

[Form of Stock Purchase Warrant]

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VERTICAL COMPUTER SYSTEMS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to __________ Shares of Common Stock of
Vertical Computer Systems, Inc.
(subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

No. __	Issue Date: _______, 20__

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, __________ (“Holder”) is entitled to purchase _______________ (_______) fully paid and nonassessable shares of common stock (the “Shares”) of Vertical Computer Systems, Inc., a Delaware corporation (the “Company”) at $____.__ per Share (the “Exercise Price”), subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. VESTING; EXERCISE.

1.1           Exercise Price; Vesting. The Exercise Price is $____.__ per Share. This Warrant shall vest 100% on the date of issuance, and may be exercised, in whole or in part at any time and from time to time, following the date as of which the Company’s certificate of incorporation has been amended to provide sufficient common stock to accommodate the exercise. This Warrant must be exercised prior to 5:00 p.m., Dallas, Texas time on _______, 20__.

1.2           Method of Exercise. Holder may exercise this Warrant by delivering to the principal office of the Company, a duly executed Notice of Exercise in substantially the form attached hereto as Exhibit A, accompanied by [OPTION 1: payment in full of the Exercise Price payable in respect of the number of shares of Common Stock purchased upon such exercise] OR [OPTION 2- Cashless Exercise Provision (i) payment in full of the Exercise Price payable in respect of the number of shares of Common Stock purchased upon such exercise or (ii) without the payment by the Holder of any additional consideration, by surrender of this Warrant together with Notice of Exercise, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X  =  Y (A–B)

A

where:  X =       The number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;

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Y  =       The number of Warrant Shares in respect of which the cashless exercise election is made;

A =       The fair market value of one Warrant Share at the time the cashless exercise election is made; and

B  =        The Warrant Exercise Price (as adjusted to the date of the cashless issuance).]

For purposes of this subparagraph, the fair market value of one Warrant Share as of a particular date shall be determined as follows: (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ________ period ending ____ days prior to the net exercise election; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three days prior to the net exercise; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s board of directors.

1.3.          Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded up to the nearest whole Share.

1.4           Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant and the Company receives payment of the aggregate Exercise Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new Warrant representing the Shares not so acquired.

1.5           Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1           Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increases the amount of stock into which the Shares are convertible, the number of shares purchasable under this Warrant shall be proportionately increased and the Exercise Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares purchasable hereunder shall be proportionately decreased.

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2.2           Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions or other events.

2.3           No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.4           Certificate as to Adjustments. Upon each adjustment of the Exercise Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1           Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of any of its stock; or (c) to merge or consolidate with or into any other corporation, or sell, lease, license or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend or distribution (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (b) and (c) above; (2) in the case of the matters referred to in (b) and (c) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.2           Reserve. The Company agrees at all times to reserve and hold available out of the aggregate of its authorized but unissued common stock the number of shares of its common stock issuable upon the exercise of this Warrant. The Company further covenants and agrees that all shares of common stock that may be delivered upon the exercise of this Warrant will, upon delivery, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the purchase thereof under this Warrant.

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ARTICLE 4. MISCELLANEOUS.

4.1           Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).

4.2           Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Vertical Computer Systems, Inc.
101 W. Renner Road, Suite 300 Richardson, TX 75082
Attention: Chief Executive Officer

If to the Holder:	__________________
__________________
__________________

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.

4.3           Governing Law, Jurisdiction and Venue. This Warrant shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

“COMPANY”

Vertical Computer Systems, Inc.

By:
Richard Wade, President/CEO

“HOLDER”

By:
Name:

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Exhibit A

NOTICE OF EXERCISE

(To Be Signed Only On Exercise of Warrant)

To:	Vertical Computer Systems, Inc., Attention: Chief Executive Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. __________), hereby irrevocably elects to purchase ________ shares of Common Stock of the Company, pursuant to the terms of such Warrant and tenders herewith:

$___________, in lawful money, the full Exercise Price for such shares at the price per share provided for in such Warrant, or, if undersigned elects to exercise the cashless exercise provision, ____________ of the shares purchasable under the Warrant pursuant to the cashless exercise provisions of such Warrant.

The undersigned requests that the certificates for such shares of Common Stock be issued in the name of, and delivered to _______________________, whose address is ___________________________________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable upon exercise of the attached Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

Address:

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